Exhibit 99.1

For Immediate Release

Contact: Andrew Fisher

(202) 483-7000

Afisher@unither.com

UNITED THERAPEUTICS REPORTS

2008 FOURTH QUARTER AND ANNUAL FINANCIAL RESULTS

•  Total Annual Revenues of $281.5 Million

•  Annual Basic and Diluted Net Loss per Share of $1.87

•  Annual Earnings Before Non-Cash Charges of $5.20 per Basic Share, or $4.77 per Diluted Share

Silver Spring, MD, February 17, 2009: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the fourth quarter and year ended December 31, 2008.

“We are pleased that our revenues for 2008 grew in excess of 30% for the seventh consecutive year to $281.5 million,” remarked Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “Along with the continued positive trend relative to existing revenues, we are also excited about the potential to reach even more pulmonary hypertension patients in 2009 with inhaled treprostinil and oral tadalafil.”

Total revenues for the three months ended December 31, 2008, were $75.9 million, up from $59.9 million for the three months ended December 31, 2007.  Net loss for the three months ended December 31, 2008, was $81.1 million or $3.42 per basic share, compared to net income of $2.0 million or $0.09 per basic share for the three months ended December 31, 2007. Research and development expense for the three months ended December 31, 2008, included a $150.0 million charge related to a one-time, upfront payment to Eli Lilly & Company (Lilly) pursuant to agreements for the license, manufacture and supply of tadalafil for pulmonary hypertension. Earnings before non-cash charges, defined as net (loss) income before non-cash income taxes, non-cash license fee expenses, depreciation, amortization, impairment charges and share-based compensation (stock option and share tracking award expense), for the three months ended December 31, 2008, was $25.1 million or $1.06 per basic share, compared to $24.1 million or $1.11 per basic share for the three months ended December 31, 2007.

Results

Revenues. Revenues for the year ended December 31, 2008, increased by 33% over the year ended December 31, 2007, from $210.9 million to $281.5 million. The increase in revenues in 2008 was primarily due to an increase in the number of patients prescribed Remodulin. Gross margins from sales were $249.2 million and $186.5, or 89%, for the years ended December 31, 2008 and 2007, respectively.

The table below summarizes the components of revenues (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Revenues:
Remodulin	$73,137	$56,824	$269,718	$200,879
Telemedicine products and services	2,370	2,205	9,485	7,725
Distributor fees	342	827	2,234	2,160
Other products	13	42	60	179

Total revenues	$75,862	$59,898	$281,497	$210,943

Operating Expenses. Our operating expenses principally consist of research and development, selling, general and administrative and costs of service and product sales.

The table below summarizes research and development expense by major project and non-project components (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Project and non-project:
Cardiovascular	$20,890	$8,570	$60,549	$38,459
License fees	150,000	—	150,000	11,013
Cancer	687	3,189	2,771	13,874
Infectious disease	725	278	1,556	824
Share-based compensation	4,918	3,671	16,200	12,373
Other	2,531	2,002	8,105	6,809

Total research and development expense	$179,751	$17,710	$239,181	$83,352

Cardiovascular programs.  During the three months ended December 31, 2008, expenses related to our cardiovascular programs increased over those for the three months ended December 31, 2007, as a result of the following:

•                  Expenses associated with our inhaled and oral treprostinil programs increased by approximately $3.1 million. The increase in related expenditures corresponded to the progression of ongoing clinical trials, activities surrounding the unblinding of our FREEDOM-C trial of oral treprostinil and the filing of our application for marketing approval of inhaled treprostinil in the European Union;

•                  We made milestone payments of $4.0 million and $2.0 million to Toray Industries, Inc. (Toray) and Aradigm Corporation (Aradigm), respectively, during the fourth quarter of 2008. These milestone payments were made in accordance with the terms of our agreements with Toray and Aradigm to develop and commercialize Toray’s beraprost-MR for pulmonary arterial hypertension and Aradigm’s AERx Essence for use with inhaled treprostinil;

•                  Growth in our clinical staff to focus on new and investigational cardiovascular projects during 2008 resulted in a corresponding increase in salaries and related expenses of approximately $2.7 million for the fourth quarter of 2008; and

•      In December 2008, we made a one-time, upfront payment of $150.0 million to Lilly in exchange for the exclusive right to develop, market, promote and commercialize the orally administered drug tadalafil for the treatment of pulmonary hypertension in the United States and Puerto Rico. This upfront payment was made pursuant to a license agreement and a related manufacturing and supply agreement with Lilly. The U.S. Food and Drug Administration has not yet approved tadalafil for marketing, but the New Drug Application for tadalafil is currently under review. Accordingly, research and development expenses for the fourth quarter of 2008 included a corresponding charge of $150.0 million. As part of the transaction, we issued approximately 3.2 million shares of our common stock to Lilly on December 18, 2008, in exchange for $150.0 million. As a result, the Lilly transaction had no net impact on our cash.

The table below summarizes selling, general and administrative expense by major categories (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007

Category
General and administrative	$13,171	$13,429	$41,284	$38,515
Sales and marketing	8,778	7,826	32,899	24,159
Share-based compensation	(84)	22,971	20,123	36,353
Total selling, general and administrative expense	$21,865	$44,226	$94,306	$99,027

During the three months and year ended December 31, 2008, selling, general and administrative expense decreased as compared to the three months and year ended December 31, 2007, primarily as the result of a reduction in share-based compensation expense. For the three months and year ended December 31, 2007, we recognized share-based compensation expense of approximately $20.3 million and $23.7 million, respectively, representing the fair value of the year-end stock option grant to our Chief Executive Officer, which is determined by a formula set forth in her employment agreement. Based on this formula, our Chief Executive Officer did not receive a stock option grant for the year ended December 31, 2008. Accordingly, during the three months ended December 31, 2008, we reversed approximately $6.4 million in estimated compensation expense that had been accrued through September 30, 2008.

Income Tax Benefit. As a result of net losses incurred before income taxes, we recognized income tax benefits of $51.6 million and $29.5 million, respectively, for the three months and year ended December 31, 2008. For the three months and year ended December 31, 2007, we recognized income tax benefits of approximately $7.1 million and $3.3 million, respectively. Related tax benefits recognized in 2007 resulted principally from the generation of business tax credits during the year for our orphan drug related research and development activities.

Earnings Before Non-Cash Charges

A reconciliation of net (loss) income to earnings before non-cash charges is presented below (in thousands, except per share data):

	Year Ended December 31,						Three Months Ended December 31,
	2008		2007		2006	2005	2008		2007

Net (loss) income, as reported	$(42,789)		$19,859		$73,965	$65,016	$(81,145)		$1,986
Add (subtract) non-cash charges:
Income tax benefit, net of taxes paid	(31,137)		(4,831)		(34,361)	(17,679)	(51,557)		(7,466)
License fee	150,000	(1)	11,013	(2)	—	—	150,000	(1)	—
Depreciation and amortization	4,955		3,427		2,713	2,534	1,810		941
Impairments	1,605		3,582		2,024	—	1,100		2,067
Share-based compensation	36,393		48,766		23,513	983	4,852		26,585
Earnings before non-cash charges	$119,027		$81,816		$67,854	$50,854	$25,060		$24,113

Earnings before non-cash charges per share:
Basic(3)	$5.20		$3.85		$2.95	$2.23	$1.06		$1.11
Diluted(4)	$4.77		$3.64		$2.81	$2.02	$1.02		$1.02

(1) During the three months ended December 31, 2008, we made a one-time payment of $150.0 million to Lilly related to our license and manufacturing and supply agreements. We also issued approximately 3.2 million shares of our common stock to Lilly for $150.0 million under a related stock purchase agreement. Since there was no net impact on our cash flows associated with these transactions, we have presented related up-front fees as an adjustment to net loss.

(2) During the year ended December 31, 2007, we issued 200,000 shares of our common stock to Toray. Based on the closing price of our common stock, the fair value of the shares issued was expensed as research and development.

(3) Calculated by dividing earnings before non-cash charges presented above by the weighted average shares outstanding for the period.

(4) Calculated by dividing earnings before non-cash charges presented above by the weighted average shares outstanding for the period adjusted for potentially dilutive securities. For the three months and year ended December 31, 2008, approximately 24.6 million shares and 25.0 million shares, respectively, were used in calculating diluted earnings before non-cash charges.

Earnings Before Non-cash Charges
(in thousands)
Percentages note increase over prior year

Conference Call

United Therapeutics will host a half-hour teleconference on Tuesday, February 17, 2009, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 877-879-6209, with international callers dialing 719-325-4753. A rebroadcast of the teleconference will be available for one week by dialing 888-203-1112, with international callers dialing 719-457-0820 and using access code 6654716.

This teleconference is also being webcast and can be accessed via United Therapeutics’ website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening cardiovascular and infectious diseases and cancer.

Non-GAAP Financial Information

This press release contains certain financial measures that do not comply with U.S. generally accepted accounting principals (GAAP). This measure supplements our financial results prepared in accordance with GAAP.

We use earnings before non-cash charges, a non-GAAP financial measure, internally for operating, budgeting and financial planning purposes and as a metric to determine the efficiency of our operations. We believe our investors’ understanding of our performance is enhanced by disclosing this measure.

The presentation of this non-GAAP financial measure is not to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, our expectations and intentions related to financial performance and results, including annual revenue growth and our expectations about inhaled treprostinil and tadalafil reaching more patients. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results.  Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and current reports on Form 8-K.  We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of February 17, 2009, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason.

Remodulin is a registered trademark of United Therapeutics Corporation.

AERx Essence is a registered trademark of Aradigm Corporation.[uthr-g]

UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,		For the Years Ended December 31,
	2008	2007	2008	2007
Revenues:
Net product sales	$73,206	$56,899	$270,005	$201,348
Service sales	2,314	2,172	9,258	7,435
Distributor fees	342	827	2,234	2,160
Total revenues	75,862	59,898	281,497	210,943
Operating expenses:
Research and development	179,751	17,710	239,181	83,352
Selling, general and administrative	21,865	44,226	94,306	99,027
Cost of product sales	7,267	5,745	26,957	19,919
Cost of service sales	839	612	3,109	2,342
Total operating expenses	209,722	68,293	363,553	204,640
(Loss) income from operations	(133,860)	(8,395)	(82,056)	6,303
Other income (expense):
Interest income	2,302	3,939	11,025	13,602
Interest expense	(16)	(34)	(16)	(2,175)
Equity loss in affiliate	(71)	(56)	(226)	(321)
Other, net	(1,057)	(572)	(1,025)	(826)
Total other income, net	1,158	3,277	9,758	10,280
(Loss) income before income tax benefit	(132,702)	(5,118)	(72,298)	16,583
Income tax benefit	51,557	7,104	29,509	3,276
Net (loss) income	$(81,145)	$1,986	$(42,789)	$19,859
Net (loss) income per common share:
Basic	$(3.42)	$0.09	$(1.87)	$0.94
Diluted	$(3.42)	$0.08	$(1.87)	$0.88
Weighted average number of common shares outstanding:
Basic	23,727	21,666	22,901	21,224
Diluted	23,727	23,746	22,901	22,451

SELECTED CONSOLIDATED BALANCE SHEET DATA

 (In dollars and thousands)

	December 31,
	2008	2007

Cash, cash equivalents and marketable investments (excluding restricted amounts of $45,755 and $44,195, respectively)	$336,318	$299,792
Total assets	871,319	587, 018
Total liabilities	352,738	280,346
Total stockholders’ equity	507,699	295,790